Exhibit 99.1

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

News Release

Clean Energy Names Waste Industry Leader James E. O’Connor to Board of Directors

Seal Beach, Calif. (September 15, 2011) —Clean Energy Fuels Corp. (Nasdaq: CLNE), North America’s leading provider of natural gas fuel for transportation, today announced that James E. O’Connor has been appointed to its Board of Directors.  Mr. O’Connor’s appointment is effective September 12, 2011, and he will serve on the Compensation Committee and the Nominating and Governance Committee of the Board.

“Jim brings substantive executive management experience to Clean Energy, not only in the waste industry where he has been a leader, but also broadly in American business throughout his distinguished career,” said Andrew J. Littlefair, President and CEO of Clean Energy. “We look forward to his contributing wise counsel and oversight to our company as we continue our major growth program.”

Mr. O’Connor, age 62, has more than 30 years of experience in the waste industry.  He is the former Chairman and Chief Executive Officer of Republic Services, Inc., having served in such capacities from January 2003 to May 2011 and from December 1998 to January 2011, respectively.  From 1972 to 1978 and from 1982 to 1998, Mr. O’Connor served in various positions with Waste Management, Inc., including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management — North America from 1991 to 1992 and Vice President — Southeastern Region from 1987 to 1991.  Mr. O’Connor is currently a member of the board of directors of Canadian National Railway Company.

About Clean Energy Fuels — Clean Energy (Nasdaq: CLNE) is the largest provider of natural gas fuel for transportation in North America and a global leader in the expanding natural gas vehicle market. It has operations in CNG and LNG vehicle fueling, construction and operation of CNG and LNG fueling stations, biomethane production, vehicle conversion and compressor technology.

Clean Energy fuels over 23,300 vehicles at 248 strategic locations across the United States and Canada with a broad customer base in the refuse, transit, trucking, shuttle, taxi, airport and municipal fleet markets. Clean Energy del Peru, a joint venture, fuels vehicles and provides CNG to commercial customers in Peru. We own (70%) and operate a landfill gas facility in Dallas, Texas, that produces renewable natural gas, or biomethane, for delivery in the nation’s gas pipeline network, and we plan to build a second facility in Michigan. We own and operate LNG production plants in Willis, Texas and Boron, Calif. with combined capacity of 260,000 LNG gallons per day and that are designed to expand to 340,000 LNG gallons per day as demand increases. NorthStar, a wholly owned subsidiary, is the recognized leader in

LNG/LCNG (liquefied to compressed natural gas) fueling system technologies and station construction and operations. BAF Technologies, Inc., a wholly owned subsidiary, is a leading provider of natural gas vehicle systems and conversions for taxis, vans, pick-up trucks and shuttle buses. IMW Industries, Ltd., a wholly owned subsidiary based in Canada, is a leading supplier of compressed natural gas equipment for vehicle fueling and industrial applications with more than 1,200 installations in 24 countries. www.cleanenergyfuels.com

Forward-Looking Statements — This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The forward-looking statements made herein speak only as of the date of this news release and, unless otherwise required by law, the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  Additionally, reports and other documents Clean Energy Fuels Corp. (the company’s corporate parent) files with the SEC (available at www.sec.gov) contain risk factors, which may cause actual results to differ materially from the forward-looking statements contained in this news release.

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Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 805/427-1372

ina@mcguinnessir.com